UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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[ ]  Soliciting Material Pursuant to rule 14a-12

                              Swift Energy Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                              SWIFT ENERGY COMPANY
                       16825 NORTHCHASE DRIVE, SUITE 400
                              HOUSTON, TEXAS 77060
                                 (281) 874-2700


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To be held May 13, 2003


         Notice is hereby given that the annual meeting of shareholders of SWIFT ENERGY COMPANY (the "Company") will be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, on Tuesday, May 13, 2003 at 4:00 p.m., Houston time, for shareholders to consider and vote upon the following matters:

(1) A proposal to elect three members of Class I of the board of directors, positions for which Raymond E. Galvin, Clyde W. Smith, Jr. and Terry E. Swift have been nominated to serve for the terms specified in the attached proxy statement or until their successors are elected and qualified;

(2) A proposal to amend the Company's 2001 Omnibus Stock Compensation Plan to increase the number of shares subject to the Plan by 500,000 shares from 1.5 million shares to 2.0 million shares; and

(3) Such other business as may properly be presented at the meeting, or any adjournment thereof.

         A record of shareholders has been taken as of the close of business on March 28, 2003, and only shareholders of record on that date will be entitled to notice of and to vote at the meeting, or any adjournment thereof. A complete list of shareholders will be available commencing May 2, 2003, and may be inspected during normal business hours prior to the meeting at the offices of the Company, 16825 Northchase Drive, Suite 400, Houston, Texas. This list will also be available at the meeting.

         Please sign, date and return the enclosed proxy card right away, whether or not you plan to attend the meeting in person. A stamped envelope is enclosed for this purpose. Your prompt return of the proxy card will ensure a quorum and save the Company the expense of further solicitation.


                                   By Order of the Board of Directors,



                                   BRUCE H. VINCENT
April 2, 2003                      Secretary

                              SWIFT ENERGY COMPANY
                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                                 (281) 874-2700


                                 PROXY STATEMENT

         This proxy statement is mailed to shareholders commencing on or about April 2, 2003, in connection with the solicitation by the board of directors (the "Board") of SWIFT ENERGY COMPANY (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, on May 13, 2003 at 4:00 p.m., Houston time, and any adjournment thereof (the "Meeting"), for the purposes set forth in the accompanying Notice. Management does not know of any matters other than those listed on the Notice that will be presented for action at the Meeting.

         The Annual Report to Shareholders covering the fiscal year ended December 31, 2002 will be mailed to each shareholder entitled to vote at the Meeting on or before the date of mailing this proxy statement.

         The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained Georgeson Shareholder Communications Inc. as sole proxy solicitor. The Company estimates the cost of retaining Georgeson to be approximately $7,500.

                                QUORUM AND VOTING

         The record date for the determination of shareholders entitled to notice of and to vote at the Meeting was the close of business on March 28, 2003. On the record date, there were 27,284,710 shares of common stock of the Company, par value $.01 per share, issued and outstanding and entitled to vote.

         Each share of common stock entitles the holder to one vote on each matter presented at the Meeting. Proxies will be voted in accordance with the directions specified thereon. Any proxy on which no direction is specified will be voted for the election of all nominees named therein to the Board for the terms indicated, in favor of amendment of the 2001 Omnibus Stock Compensation Plan and otherwise at the discretion of the persons designated as proxies. A shareholder may revoke his proxy at any time prior to the voting thereof by attending and voting at the Meeting or by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date.

         The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to be voted at the Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Meeting, a majority of the votes represented at the Meeting may adjourn the Meeting from time to time without notice, other than an announcement at the Meeting, until a quorum is present or represented.

         An automated system administered by the Company's transfer agent tabulates the votes. Abstentions are included in the determination of the number of shares present and voting and are counted as abstentions in tabulating the votes cast on nominations or proposals presented to shareholders. Broker nonvotes are not included in the determination of the number of shares present and voting or as a vote with respect to such nominations or proposals.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         At the Meeting, three Class I directors are to be elected for terms to expire at the 2006 Annual Meeting. The Company has three classes of directors and each year the directors in one of these classes are nominated to serve three year terms, or until their successors have been duly elected and qualified. In order to be elected, each nominee for director must receive at least the number of votes equal to a majority of the shares having voting power that are present in person or represented by proxy at the Meeting.

         The persons named as proxies on the accompanying proxy card have been designated by the Board, and unless authority is withheld by a shareholder on a proxy card, they intend to vote for the election of all of the nominees named below to the Board. If any nominee should become unavailable or unable to serve as a director, the persons named as proxies may vote for a substitute selected by them, or the Board may be reduced accordingly; however, the Board is not aware of any circumstances likely to render any nominee unavailable. Any director elected by the Board to fill a vacancy will be elected for the unexpired term of such director's predecessor in office.

                                     Class I
                                Raymond E. Galvin
                               Clyde W. Smith, Jr.
                                 Terry E. Swift

         Set forth below, for information purposes only, are the names and remaining terms of the other five directors:

                                    Class II
                                  A. Earl Swift
                               Henry C. Montgomery
                                Harold H. Withrow
                  (Terms to expire at the 2004 Annual Meeting)

                                    Class III
                                 Virgil N. Swift
                                 G. Robert Evans
                  (Terms to expire at the 2005 Annual Meeting)

Nominees

         Set forth below is certain information, as of the date of this proxy statement, concerning the nominees for election to the Board of the Company.

                  Class I Directors

         Raymond E. Galvin, 71, has served as a director of the Company since August 5, 2002. From 1992 until he retired in February 1997, he was the President of Chevron USA Production Company. He also served as a director of Chevron Corp. from 1995 to 1997 and as a Vice President of Chevron Corp. from 1988 to 1997. Mr. Galvin has also served as chairman of the Natural Gas Council and the Natural Gas Supply Association.

         Clyde W. Smith, Jr., 54, has served as a director of the Company since 1984. Since January 2002, Mr. Smith has served as President of Ascentron, Inc., an electronics manufacturing services company, that acquired the assets of D.W. Manufacturing, Inc. in January 2002. From May 1998 until January 2002, Mr. Smith served as General Manager of D.W. Manufacturing, Inc. d/b/a Millennium Technology Services, a White City, Oregon based electronics manufacturer. From August 1997 to May 1998, when its assets were acquired by D.W. Manufacturing, Mr. Smith served as President of Millennium Technology Inc., a debtor-in-possession under the U.S. Bankruptcy Code. He served as President of H&R Precision, Inc., a general contractor, from 1994 to August 1997 and as President of Somerset Properties, Inc., a real estate investment company, from 1985 to 1994. Mr. Smith is a certified public accountant.

         Terry E. Swift, 47, has served as the Chief Executive Officer of the Company since May 2001, as a director of the Company since the 2000 annual shareholders meeting and as President of the Company since November 1997. He served as Executive Vice President from 1991 to 1997 and was Chief Operating Officer from 1991 to February 2000. He served as Senior Vice
President--Exploration and Joint Ventures from 1990 to 1991 and as Vice President--Exploration and Joint Ventures from 1988 to 1990. Mr. Swift has a degree in Chemical Engineering and a Master's Degree in Business Administration. He is the son of A. Earl Swift and the nephew of Virgil N. Swift.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTORS.

         Set  forth  below,  for  information   purposes  only,  is  information
regarding the Class II and Class III directors whose terms will expire at the annual meetings in 2004 and 2005, respectively:

                  Class II Directors

         A. Earl Swift, 69, is Chairman of the Board of the Company and has served in such capacity since the Company's founding in 1979. He previously served as President from 1979 to November 1997 and as Chief Executive Officer from 1979 until May 2001. For the 17 years prior to 1979, he was employed by affiliates of American Natural Resources Company. He currently serves on the board of directors of Excalibur Industries, a steel fabricator. Mr. Swift is a registered professional engineer and holds a degree in Petroleum Engineering, a Juris Doctor degree and a Master's degree in Business Administration. He is the brother of Virgil N. Swift and the father of Terry E. Swift.

         Henry C. Montgomery, 67, has served as a director of the Company since 1987. Since 1980, Mr. Montgomery has been and continues to serve as the Chairman of the Board of Montgomery Financial Services Corporation, a management consulting and financial services firm. Mr. Montgomery specializes in services for companies in transition or that are financially troubled. The following describes some of those engagements. From January 2000 to early March 2001, Mr. Montgomery served as Executive Vice President, Finance and Administration, and Chief Financial Officer of Indus International, Inc., a public company engaged in enterprise asset management systems. For eight months in 1999 he served as interim Executive Vice President of Finance and Administration of Spectrian Corporation. From November 1996 through July 1997, Mr. Montgomery served as Executive Vice President of SyQuest Technology, Inc., a public company engaged in the development, manufacture and sale of computer hard drives. On November 17, 1998, SyQuest filed a petition under Chapter 11 of the U.S. Bankruptcy Code. Mr. Montgomery served from March 1995 until mid-November 1996 as President and Chief Executive Officer of New Media Corporation, a privately held company engaged in developing, manufacturing and selling PCMCIA cards for the computer industry. On October 14, 1998, New Media Corporation filed a petition under Chapter 11 of the U.S. Bankruptcy Code. Mr. Montgomery currently also serves as

Chairman of the Board of Catalyst Semiconductor, Inc., a public company that designs, develops and markets programmable integrated circuit products.

         Harold J. Withrow, 75, has been a director of the Company since 1988. Mr. Withrow worked as an independent oil and gas consultant from 1988 until he retired at the end of 1995. From 1975 until 1988, Mr. Withrow served as Senior Vice President--Gas Supply for Michigan Wisconsin Pipe Line Company and its successor, ANR Pipeline Company.

                  Class III Directors

         Virgil N. Swift, 74, has been a director of the Company since 1981 and has acted as Vice Chairman of the Board since 1991. He acted as Executive Vice President--Business Development between November 1991 and June 30, 2000. He previously served as Executive Vice President and Chief Operating Officer from 1982 to 1991. Mr. Swift joined the Company in 1981 as Vice President--Drilling and Production. For the preceding 28 years he held various production, drilling and engineering positions with Gulf Oil Corporation and its subsidiaries, last serving as General Manager--Drilling for Gulf Canada Resources, Inc. Mr. Swift is a registered professional engineer and holds a degree in Petroleum Engineering. He is the brother of A. Earl Swift and the uncle of Terry E. Swift.

         G. Robert Evans, 71, has been a director of the Company since 1994. Effective January 1, 1998, Mr. Evans retired as Chairman of Material Sciences Corporation, having held that position since 1991. Material Sciences Corporation is a public company that develops and commercializes continuously processed, coated materials technologies. He remains a director of Material Sciences Corporation. He also serves as a director of Consolidated Freightways Corporation, a public trucking company.

Compensation of Directors

         Board members are reimbursed for travel expenses they incur in attending Board meetings. Employees of the Company are not compensated for serving as directors. During 2002, each nonemployee member of the Board who served a full year received an aggregate amount of $32,250 for serving on the Board and one or more committees of the Board. One Board member who served a partial year received $8,062. Aggregate compensation paid to the nonemployee directors during 2002 for their services as directors totaled $169,312. In addition, an emeritus director received $1,000 per month under a consulting agreement.

         Under the Company's 1990 Nonqualified Stock Option Plan, as amended (the "1990 Nonqualified Plan"), each nonemployee director is granted options to purchase 10,000 shares of the Company's common stock on the date he first becomes a nonemployee director. Additionally, on the day after each annual meeting of the shareholders, each individual who is a nonemployee director on that date is granted options to purchase 5,000 shares of the Company's common stock. The 1990 Nonqualified Plan permits each nonemployee director to hold a maximum of 66,000 options to purchase shares of common stock under the Plan, subject to adjustments for changes in capitalization affecting the stock of the Company.

         One nonemployee director exercised options during the year ended December 31, 2002, acquiring a total of 6,050 shares of the Company's common stock.

         The following table presents information as of December 31, 2002 regarding the total number of unexercised options held by the nonemployee directors under the 1990 Nonqualified Plan. Each of the nonemployee directors who were directors in May 2002 received an annual grant of options for 5,000 shares in May 2002, at an exercise price of $15.65. In 2003, each of the nonemployee directors will receive options to purchase 5,000 additional shares under the 1990 Nonqualified Plan on the day following the 2003 Meeting.


                       Nonemployee Director Options
                             December 31, 2002

                                           Shares of Common Stock
                                Underlying Unexercised Options Granted Under the
        Name                               1990 Nonqualified Plan
-------------------------       ------------------------------------------------
G. Robert Evans                                 37,000

Raymond E. Galvin                               10,000

Henry C. Montgomery                             28,300

Clyde W. Smith, Jr.                             46,500

Virgil N. Swift                                  5,000

Harold J. Withrow                               52,710


         For the number of options exercisable within 60 days of March 1, 2003 by each of the nonemployee directors, see footnote (1) to the table set forth under "Principal Shareholders" below.

         In addition to his fees as a non-employee director, Mr. Virgil Swift receives compensation pursuant to a consulting agreement. Under his consulting agreement, which has been in effect since July 2000, Mr. Swift is paid $5,000 per month for providing advisory services to key employees, officers and directors, especially in the area of the Company's New Zealand oil and gas exploration and production operations and as otherwise requested by the Chairman of the Board and the President. In 2002, Mr. Swift received a special grant of 22,000 options under the 2001 Omnibus Stock Compensation Plan for his consulting services. The consulting agreement is terminable by either party without cause upon two weeks written notice. During the term of the consulting agreement, upon a change of control, all outstanding stock options held by Mr. Swift will become 100% vested.

Meetings of the Board

         During 2002, the Board met on 12 occasions either in person or telephonically. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. During 2002, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of all committees of the Board on which he served.

Committees of the Board

         The Board of the Company has established the following standing committees: Audit, Corporate Governance, Compensation, Executive and Special Transactions Committees. Descriptions of the functions of the Audit, Corporate Governance and Compensation Committees are set forth below.

         Audit Committee. Under currently existing New York Stock Exchange (the "NYSE") standards, all of the members of audit committees must be independent. Additionally, the NYSE has standards of experience for audit committee members. The members of the Swift audit committee satisfy the NYSE's current criteria for both independence and experience.

         Under new SEC rules, companies will be required to disclose whether their audit committees have an "audit committee financial expert" as defined in
Item 401(h) of Regulation SK under the Securities Act of 1933 (the "Securities Act") and whether that expert is "independent" as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934 (the "Exchange Act"). The board of directors has determined that Henry C. Montgomery, chairman of the Audit Committee, and Clyde W. Smith, Jr., are "audit committee financial experts." Each of them is "independent," as well.

         The audit committee provides assistance to the Company's directors in fulfilling the Board's oversight responsibility as to the Company's accounting, auditing and financial reporting practices and as to the quality and integrity of the financial reports of the Company. The specific functions and responsibilities of the audit committee are set forth in the written charter of the audit committee adopted by the Board. The audit committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. A report of the audit committee appears under the caption "Audit Committee Report," below. Messrs. Montgomery (Chairman), Smith and Evans are members of the audit committee, which held eight meetings in 2002.

         Corporate Governance Committee. The Corporate Governance Committee reviews the performance of directors and recommends persons for directorships. The Corporate Governance Committee may consider nominees recommended by shareholders, upon written request by a shareholder addressed to any member of the committee. See "Shareholder Proposals" herein. This committee reviews corporate governance duties and procedures and, where necessary, recommends changes to the Board. This committee also administers the Company's conflicts of interest policies. Messrs. Evans (Chairman), Smith, Withrow and Galvin are members of the Corporate Governance Committee. The Corporate Governance Committee held three meetings in 2002.

         Compensation Committee. The Compensation Committee at all times is comprised of at least three directors who are "nonemployee directors" as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee has sole authority to administer the Company's stock option plans and stock purchase plan, although it has no discretion as to awards of stock options under the 1990 Nonqualified Stock Option Plan for nonemployee directors (as amended and restated as of May 13, 1997). The Compensation Committee also reviews and makes recommendations regarding the compensation levels of the Company's executive officers. Messrs. Smith (Chairman), Montgomery, Withrow and Galvin are members of the Compensation Committee, which held three meetings in 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of Forms 3 and 4 furnished to the Company during the 2002 fiscal year, and Forms 5 furnished to the Company with respect to such fiscal year, the Company's officers, directors and greater than 10% beneficial owners complied with all
Section 16(a) filing requirements except as follows: Mr. David Wesson inadvertently filed a Form 4 for the month of November 2002 three days late. Mr. Harold Withrow and Mr. Joe D'Amico each inadvertently filed a Form 4 late, filing in November 2002 for a transaction that occurred in January 2002.

                                   PROPOSAL 2

TO AMEND THE COMPANY'S 2001 OMNIBUS STOCK COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT TO THE PLAN BY 500,000 SHARES FROM 1.5 MILLION SHARES TO 2.0 MILLION SHARES

2001 Omnibus Stock Compensation Plan

         The purpose of the 2001 Omnibus Stock Compensation Plan (the "2001 Plan") is to promote and advance the interests of the Company by aiding the Company in hiring, retaining and rewarding qualified employees, and increasing managerial and key employees' interest in the growth and financial success of the Company by offering stock options and stock and cash bonus incentives based on performance. Copies of the 2001 Plan as filed with the SEC may be obtained by going to the Company's website at www.swiftenergy.com or the SEC's website at www.sec.gov. The 2001 Plan appears as an exhibit to the Company's registration statement on Form S-8 filed with the SEC on August 9, 2001. It may also be obtained without charge by writing to the Company at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, Attention: Corporate Secretary, or calling
(281) 874-2700.

         An aggregate of 1.5 million shares of the Company's common stock are currently reserved for awards under the 2001 Plan, which represents approximately 6% of the Company's issued and outstanding shares as of December 31, 2002. As of December 31, 2002, approximately 1,206,390 options were outstanding under the 2001 Plan, meaning that only 293,610 options remain available for future grant. The Board of Directors has authorized an amendment to the 2001 Plan, subject to shareholder approval, to increase the number of shares of the Company's common stock available for issuance under the 2001 Plan from 1.5 million shares to 2.0 million shares.

         The Company currently anticipates that it will, as a general matter, grant options on an annual basis, although future option grant recipients, and future option grant levels, have not been determined. Therefore, the number, amount and type of awards to be received by or allocated to eligible persons in the future under the 2001 Plan cannot be determined at this time. The Company has not approved any awards under the 2001 Plan that are conditioned upon shareholder approval of the proposed plan amendment. On March 28, 2003, the closing price of the Company's common stock was $8.87. On that date, approximately 183 employees were eligible to participate in the 2001 Plan.

Summary of the 2001 Plan

         The 2001 Plan authorizes the Company to grant various awards ("Awards") to officers and other key employees of the Company or its subsidiaries, including incentive stock options ("ISOs"), nonqualified stock options ("NSOs"), "reload" options ("Reload Options"), deferred compensation stock options ("DCSOs"), stock appreciation rights ("SARs"), restricted stock grants ("Restricted Stock Grants"), restricted unit grants ("Restricted Unit Grants") and performance bonus awards ("Performance Bonus Awards").

         Administration. The Compensation Committee of the Board has sole authority to construe and interpret the 2001 Plan, to select participants ("Participants"), to grant Awards and to establish the terms and conditions of Awards. The Compensation Committee is allowed to give the Company's chief executive officer specifically limited written authority to grant Awards to new employees. Currently, he may grant no more than 10,000 options to any new employee, nor more than 30,000 options in any fiscal quarter. Members of the Compensation Committee are not eligible to receive Awards under the 2001 Plan.

         Eligibility. Any employee of the Company or its subsidiaries, including, without limitation, any officer, employee-director, or any consultant, is eligible to receive Awards under the 2001 Plan. Nonemployee directors are not eligible to participate in the 2001 Plan. The 2001 Plan sets forth various restrictions upon exercise of Awards, and allows extension of the period of exercisability following the retirement, death, disability or termination of a Participant. The Compensation Committee also has the discretion to accelerate the vesting or exercisability of options under such events.

         Shares Subject to 2001 Plan. The maximum number of shares of common stock in respect of which Awards may currently be granted under the 2001 Plan (the "Plan Maximum") is 1,500,000 (2,000,000 if Proposal 2 passes), subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, merger, consolidation or other change in capitalization of the Company affecting its common stock.

         Term. The 2001 Plan will terminate on December 31, 2010 unless sooner terminated by the Board, except with respect to Awards then outstanding.

         Amendment.  The Board may amend the 2001 Plan at any time,  except that
(1) the Board must obtain shareholder approval to make any amendment to the 2001 Plan that would increase the total number of shares reserved for issuance (except for adjustments necessary to reflect changes in capitalization), materially modify eligibility requirements or materially increase the benefits accruing to Participants under the 2001 Plan, and (2) certain amendments are altogether prohibited (e.g., any amendment that would impair a Participant's vested rights).

         Incentive Stock Options. Options designated as ISOs within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), together with the regulations promulgated thereunder, may be granted under the 2001 Plan up to the Plan Maximum. To the extent that any portion of an ISO that first becomes exercisable by any Participant (under all of the stock option plans of the Company or its subsidiaries) during any calendar year exceeds the $100,000 aggregate fair market value limitation of Section 422(d) of the Code, or such other limit as may be imposed by the Code, such excess portion shall be treated as a NSO. ISOs shall be exercisable for such periods as the Compensation Committee shall determine, but in no event for a period exceeding ten years or, for Participants who own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, five years.

         Nonqualified Stock Options. NSOs may be granted for a stated number of shares of common stock and will be exercisable for such period or periods as the Compensation Committee shall determine. Holders of NSOs may elect, subject to the discretion of the Compensation Committee, to have the Company withhold from shares to be delivered upon exercise of an NSO, the number of shares necessary to satisfy any withholding taxes attributable to the exercise, so long as the amount withheld does not exceed the minimum statutory tax withholding attributable to the transfer.

         Exercisability. ISOs and NSOs will become exercisable in installments as determined in its sole discretion by the Compensation Committee although it is generally anticipated in keeping with past Company practice that such options may be exercised as to 20% installments on each of the first five anniversary dates of the date of grant or such other period as may be designated by the Compensation Committee. The exercise price for options may be paid in cash or, if acceptable to the Compensation Committee, by delivery of shares of common stock already owned by the Participant for more than six months and having a market value equal to the exercise price.

         Option Exercise Prices. NSOs and DCSOs may be issued at any exercise price that the Compensation Committee determines. The exercise price of an ISO shall be at least one hundred percent

(100%) of the fair market value of the common stock on the date of grant and at least one hundred ten percent (110%) of the fair market value of the common stock on the date of grant to ten percent shareholders.

         Reload Options. Under the 2001 Plan, whenever a Participant holding an ISO or NSO exercises an option (the "Original Option") and pays the exercise price by tendering shares of common stock (a "stock-for-stock exercise"), the Company may grant a "Reload Option" to the Participant which provides that Participant an option to purchase the exact number of shares tendered in the stock-for-stock exercise at an exercise price equal to the fair market value of such shares at the date of exercise of the Original Option. Reload Options may be granted on the exercise of Original Options as well as on the exercise of Reload Options. Reload Options are not exercisable after the later of the expiration of the option term of the Original Option or two years following the date of grant of the Reload Option. Except as described above, the terms and conditions of Reload Options will be identical to the terms and conditions of the related Original Options. Reload Options are designed to encourage stock-for-stock exercises by Participants, because when a Reload Option is granted to a Participant, the Participant may make a stock-for-stock exercise without necessarily suffering a dilution in percentage ownership of the Company's common stock. At the same time, the Participant will be able to participate fully in any future appreciation in the Company's common stock, as if the Original Option had been exercised for cash.

         Transferability. The Compensation Committee may allow transfer of NSOs to family members, trusts and partnerships for their benefit or owned by them, or to charitable trusts. Options held by transferees are subject to the same restrictions and forfeiture upon termination of employment applicable to the Original Option holder. ISOs are not transferable except by will or the laws of descent and distribution.

         Change of Control. In the event of a change of control of the Company described in the 2001 Plan, all stock options and SARs outstanding shall become fully vested and fully exercisable (other than certain options granted within a year prior to the change of control), and all restrictions and conditions of Restricted Stock Grants and Restricted Unit Grants outstanding shall be deemed to be satisfied, unless the Board expressly provides otherwise.

         A "change of control" occurs upon: (i) any person or group becoming the beneficial owner of shares with 40% or more of the votes that may be cast for the election of directors; (ii) persons who were directors of the Company immediately prior to a cash tender offer, exchange offer, merger, sale of assets or contested election cease to constitute a majority of the Board; (iii) the shareholders of the Company approve a transaction in which the Company ceases to be an independent publicly owned corporation or approve the sale of all or substantially all the assets of the Company; or (iv) a tender offer or exchange offer is made for shares of the Company's common stock (other than by the Company) and shares are acquired thereunder.

         Stock Grants, Restricted Stock Grants and Restricted Unit Grants. The Compensation Committee may in its discretion grant shares of common stock to a Participant with or without restrictions, vesting requirements or other conditions. A Restricted Stock Grant is an Award of shares of the Company's common stock that does not vest until certain conditions established by the Compensation Committee have been satisfied. At a minimum, the Participant shall be required to provide services to the Company for a period of at least one year from the date of the Award ("Restriction Period"). A Restricted Unit Grant is an Award of "units" subject to similar vesting conditions, each unit having a value equal either to a share of common stock or the amount by which a share of common stock appreciates in value between the date of grant and the date at which any restrictions lapse. During the Restriction Period, a Participant may vote and receive dividends on the shares of common stock awarded pursuant to a Restricted Stock Grant, but may not sell, assign, transfer, pledge or otherwise encumber such shares.

When the Restriction Period expires or the restriction with respect to installments of shares lapses, the Participant is entitled to receive (1) with respect to a Restricted Stock Grant, shares of common stock free and clear of restrictions on sale, assignment, transfer, pledge or other encumbrances, or (2) with respect to a Restricted Unit Grant, payment for the value of the units.

         Performance Bonus Awards. The Compensation Committee in its sole discretion may award Participants a Performance Bonus Award in the form of cash or shares of common stock, or a combination thereof, on such terms and conditions as the Compensation Committee designates. Performance Bonus Awards will be based upon evaluation of a variety of performance factors ("Performance Factors") applicable to the Company as a whole for a calendar year ("Company Factors") and upon an individual employee's performance for the year in contributing to the Company's performance ("Individual Factors"). The Performance Factors, their elements and their weighting may be changed from year to year by the Compensation Committee as the Compensation Committee deems advisable. Currently, the 2001 Plan includes as Company Factors (1) annual increases in earnings per share for the Company, (2) annual increases in the Company's cash flow per share, (3) annual increases in the volume of the Company's proved oil and gas reserves and (4) annual increases in the volume of the Company's probable oil and gas reserves. Currently the Individual Factors are: (a) the individual's performance in achieving either the Company's overall strategic objectives or the objectives of the individual's department or group within the Company and (b) the Compensation Committee's determination, in its sole discretion, of the extent to which the Participant's individual performance merits a bonus. The Compensation Committee will use the Company Factors and Individual Factors to determine a Participant's Performance Bonus Award. The Compensation Committee may also grant bonuses under the 2001 Plan which vary from those determined using the Performance Factors.

Certain U.S. Federal Income Tax Consequences of the 2001 Plan

         The following is a summary of the material U.S. federal income tax consequences which are generally applicable to Awards granted under the 2001 Plan as of the date of this proxy statement. This summary is for general information only and does not address all of the tax consequences that may be relevant to a particular Participant in light of his, her or its personal circumstances. This discussion is not to be construed as tax advice. Participants are urged to consult their own tax advisors as to the particular tax consequences to them of their participation in the 2001 Plan, including the applicability of any U.S. federal tax laws or any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in applicable tax laws or interpretations thereof.

         Grant of Incentive Stock Options and Stock Appreciation Rights. A Participant will not recognize any taxable income at the time an ISO or an SAR is granted and the Company will not be entitled to a federal income tax deduction at that time.

         Exercise of Incentive Stock Options and Disposition of Common Stock Received upon Exercise. No taxable income will be recognized by a Participant exercising an ISO at the time of exercise. If an ISO Participant holds the shares received from the exercise of an ISO for the longer of two years after the date such option was granted or one year after the acquisition of the shares pursuant to such option, the difference between the exercise price and the amount realized upon disposition of the shares will constitute a long-term capital gain or loss, and the Company will not be allowed a federal income tax deduction with respect to that amount. If the shares acquired pursuant to the exercise of an ISO are disposed of by a Participant prior to either of these dates, the Participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the common stock purchased at the time of exercise over the exercise price. Correspondingly, the Company will usually be allowed a federal income tax deduction equal to that amount, predicated upon satisfaction of certain reporting obligations.

         Alternative Minimum Tax. The difference between the exercise price and fair market value of shares received from the exercise of an ISO is generally an adjustment to income for purposes of the alternative minimum tax ("AMT"). The AMT, imposed to the extent it exceeds the taxpayer's regular tax, is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount. Whether AMT applies to particular Participants depends on their individual circumstances. If a Participant incurs AMT as a results of the exercise of an ISO, the Participant will generally be allowed an AMT credit carryover for use in future years.

         Nonqualified Stock Options and Deferred Compensation Stock Options. A Participant will generally not recognize any taxable income at the time a NSO or DCSO is granted, and the Company will not be entitled to a federal income tax deduction at that time. However, because NSOs and DCSOs may be granted by the Compensation Committee at exercise prices substantially below the fair market value of the common stock of the Company on the date the option is granted, the IRS might take the position under certain circumstances that income is recognized at the time such options are granted, equal to the amount of the "discount" at which the NSO or DCSO was granted.

         If NSOs or DCSOs are granted at an exercise price equal to the fair market value of the common stock at the date granted, taxable ordinary income will be recognized by the Participant at the time of exercise in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the exercise price. The Company will usually be allowed a federal income tax deduction equal to the ordinary income attributable to the exercising Participant. The Participant will generally recognize a taxable capital gain or loss upon the subsequent sale of such shares.

         In the case of NSOs and DCSOs which are issued at an option price that is less than the fair market value of the common stock subject to such option on the date it is granted to a Participant, the same rules should apply, unless the IRS takes the position that such "discount" options may under certain circumstances be subject to tax at the time granted to a Participant.

         Stock Appreciation Rights. Upon the exercise of a SAR, the Participant will realize taxable ordinary income equal to the fair market value of the payment received from the Company, and the Company generally will be allowed a corresponding federal income tax deduction at that time. The Participant's basis in any shares of common stock acquired will be equal to the amount of income upon which the Participant was taxed. Upon any subsequent disposition of such shares, any gain or loss realized will be a capital gain or loss.

         Restricted Stock Grants and Restricted Unit Grants. Unless a Participant makes a tax election under Code Section 83(b), a Participant receiving a Restricted Stock Grant or a Restricted Unit Grant (collectively "Restricted Awards") will not recognize taxable income and the Company will not be entitled to a federal income tax deduction at the time such Restricted Award is granted. When the restrictions on a Restricted Award terminate or lapse, the excess of the fair market value of the Restricted Award on the date the restrictions terminate or lapse over the amount paid by the Participant, or the base value of the Restricted Award at the time of grant as determined by the Compensation Committee will be taxable as ordinary income to the Participant and will be allowed as a federal income tax deduction to the Company. Upon a subsequent disposition of shares received from a Restricted Award, the gain or loss recognized by the Participant will generally be treated as capital gain or loss. By filing a Section 83(b) election, the amount of a Participant's ordinary income, the commencement of the holding period and the Company's deduction will be determined as of the date of the grant.

         Performance Bonus Awards. A Participant receiving a Performance Bonus Award will recognize ordinary income, and the Company will be allowed a corresponding deduction at the time such Award is granted.

         Change of Control. Some Awards that become payable solely because of a change of control of the Company as a result of a tender offer, contested election, business combination or related events may constitute excess parachute payments under Section 280G of the Code. Amounts generally would be treated as "excess parachute payments" to the extent they exceed 300% of the Participant's average annual compensation for the five years preceding the change of control. Amounts treated as excess parachute payments cannot be deducted by the Company for federal income tax purposes and the Participant is subject to a 20% excise tax thereon.

         Special Rules. To the extent a Participant pays all or part of the exercise price of an NSO or DCSO by tendering shares of common stock previously owned by the Participant, the tax consequences described above generally would apply. However, the number of shares received upon exercise of such option equal to the number of shares surrendered in payment of the exercise price will have the same basis and tax holding period as the shares surrendered. The additional shares received upon such exercise will have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the date of the exercise.

         To the extent a Participant pays all or part of the exercise price of an ISO by tendering previously acquired common stock owned by such Participant, the tax consequences described above generally will apply to such exchange. However, if a Participant exercises an ISO by tendering shares previously acquired on the exercise of an ISO, a disqualifying disposition will occur if the applicable holding period requirements described above have not been satisfied with respect to the surrendered stock. The consequence of such a disqualifying disposition is that the Participant may recognize ordinary income at that time.

         If a Participant subject to Section 16(b) of the Exchange Act receives shares of common stock upon the exercise of an Award, other than an ISO, Section 83 of the Code generally defers recognition of income until six months after the date of exercise, unless the Participant elects to have the shares valued at the date of exercise. Absent such election, taxable ordinary income will be recognized in an amount equal to the difference between the exercise price and the fair market value of the shares at the end of the six month deferral period.

         The grant, receipt and exercise of Reload Options will be treated for federal income tax purposes in the same manner as the underlying option for which the Reload Option was granted.

         Withholding Taxes. In general, withholding taxes must be paid whenever ordinary income to the Participant is recognized for federal income tax purposes. For example, withholding taxes must be paid at the time of exercise of any NSO or DCSO, Performance Bonus Award or SAR. Withholding taxes must also be paid in respect of any Restricted Stock Grant or Restricted Unit Grant when the restrictions thereon lapse, terminate or are removed.

Board Recommendation

         The affirmative vote of a majority of the shares represented at the Meeting in person or by proxy is needed to approve the amendment to the 2001 Plan. Unless a shareholder withholds authority on the proxy card, those persons designated as proxies by the Board intend to vote for the approval of the amendment to the 2001 Plan. The Board believes that such approval is essential to enable the Company to continue to attract and retain qualified employees. The Company's 50 most senior managerial, technical and supervisory employees have been employed by the Company for an average of approximately 13 years. Management believes that the approval of the proposed amendment to the 2001 Plan will contribute to the continuation of the Company's history of employee longevity, as the Company's stock option plans have done in the past.

THE BOARD  RECOMMENDS  THAT THE  SHAREHOLDERS  VOTE "FOR"  AMENDMENT OF THE 2001
PLAN.

       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table provides information as of December 31, 2002 regarding compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance, which plans are the 2001 Plan, the 1990 Nonqualified Stock Option Plan for non-employee directors (as amended and restated as of May 13, 1997) and the Employee Stock Purchase Plan available to all employees after a year of service (as amended and restated as of January 1, 2002).

                      EQUITY COMPENSATION PLAN INFORMATION
                                                                                                              (c)
                                                                                                    Number of securities
                                                       (a)                        (b)               remaining available for
                                           Number of securities to        Weighted average          future issuance under
                                           be issued upon exercise        exercise price of         equity compensation plans
                                           of outstanding options,        outstanding options,      (excluding securities
            Plan Category                  warrants and rights            warrants and rights       reflected in column (a))
---------------------------------------    --------------------------     ----------------------    -------------------------
Equity compensation plans approved
   by security holders                              3,018,505                  $   16.64                     772,472

Equity compensation plans not
   approved by security holders                           -0-                        -0-                         -0-
                                           ---------------------------    ----------------------    -------------------------

TOTAL                                               3,018,505                  $   16.64                     772,472
                                           ===========================    ======================    =========================

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information concerning the shareholdings, as of March 1, 2003 (unless otherwise indicated), of the eight current members of the Board, each of the Company's five most highly compensated executive officers, all executive officers and directors as a group, and to the Company's knowledge, each person who beneficially owned more than five percent of the Company's outstanding common stock. The addresses for all officers and directors is the Company's address at 16825 Northchase Drive, Suite 400, Houston, Texas 77060.

                                                                                        Shares of Common Stock
                                                                                        Beneficially Owned at
                                                                                           March 1, 2003(1)
                                                                                 -------------------------------------

                                                                                                       Percent of
                                                                                                          Class
    Name of Person or Group                        Position                           Number           Outstanding
    -----------------------                        --------                           ------           -----------

A. Earl Swift..............     Chairman of the Board                                 289,421             1.1%

Virgil N. Swift............     Vice Chairman of the Board                            355,359(2)          1.3%

G. Robert Evans............     Director                                               39,800              (3)

Raymond E. Galvin..........     Director                                                5,000              (3)

Henry C. Montgomery........     Director                                               19,215              (3)

Clyde W. Smith, Jr.........     Director                                               34,500              (3)

Harold J. Withrow..........     Director                                               70,840(4)           (3)

Terry E. Swift.............     President, Chief Executive Officer, and Director      194,514              (3)

Joseph A. D'Amico..........     Executive Vice President, Chief Operating Officer     104,686              (3)

Bruce H. Vincent...........     Executive Vice President--Corporate Development       161,809              (3)
                                and Secretary

Alton D. Heckaman, Jr. ....     Senior Vice President--Finance,  Chief Financial       89,221              (3)
                                Officer

James M. Kitterman.........     Senior Vice President--Operations                     147,408              (3)

All executive officers and directors as a group (15 persons)...............         1,634,234             5.8%

Boston Partners Asset Management, L.P......................................         1,898,365(5)          7.0%
BPAM (GP), LLC
BPAM Holding Company
Desmond John Heathwood
    28 State Street, 20th Floor
    Boston, Massachusetts 02109

Dimensional Fund Advisors Inc. ............................................         1,712,295(6)          6.3%
    1299 Ocean Avenue
    Santa Monica, California 90401


FMR Corp...................................................................         2,186,800(7)          8.0%
Fidelity Low-Priced Stock Fund
Fidelity Management and Research Company
Edward C. Johnson 3d
Abigail P. Johnson
    82 Devonshire Street
    Boston, Massachusetts 02109

Neuberger Berman, Inc......................................................         1,613,574(8)          6.0%
Neuberger Berman, LLC
Neuberger Berman Management, Inc.
    605 Third Avenue
    New York, New York 10158-3698

Wellington Management Company, LLP.........................................         2,154,100(9)          7.9%
Wellington Trust Company, NA
    75 State Street
    Boston, Massachusetts 02109
---------------------------

(1) Unless otherwise indicated below, the persons named have sole voting and investment power, or joint voting and investment power with their respective spouses, over the number of shares of the Company's common stock shown as being beneficially owned by them, less the shares set forth in this footnote. The table includes the following shares that were acquirable within 60 days following March 1, 2003 by exercise of options granted under the Company's stock option plans: Mr. A. E. Swift
         - 130,644; Mr. V. N. Swift - 66,804; Mr. Evans - 25,000; Mr. Montgomery
         - 16,300;  Mr. Smith- 34,500;  Mr. Withrow - 41,760;  Mr. T. E. Swift -
         147,146;  Mr. D'Amico - 86,376;  Mr. Vincent - 126,097;  Mr. Heckaman -
         68,002; Mr. Kitterman - 111,825; and all executive officers and directors as a group - 958,558.

(2) Includes 119,400 shares held of record by a Texas family limited partnership in which Mr. Virgil Swift and his wife hold a 2% general partner interest. Mr. Virgil Swift and his wife are both general partners of the family limited partnership and, as such, they share voting and dispositive power as to the 119,400 shares held by the family limited partnership. Mr. Virgil Swift is deemed to beneficially own the 119,400 shares held by the partnership. Mr. Virgil Swift expressly disclaims beneficial ownership as to 92%, or 109,848, of the shares held by the partnership.

(3)      Less than one percent.

(4) Mr. Withrow disclaims beneficial ownership as to 11,479 shares held by his wife, his daughter and jointly by his wife and daughter.

(5) Based on a Schedule 13G dated February 13, 2003 filed with the SEC to reflect shares held at December 31, 2002, Boston Partners Asset Management, L.P. ("BPAM") owns of record and beneficially 1,898,365 shares of the Company's common stock. As general partner of BPAM, BPAM
         (GP), LLC ("BPAM GP") may be deemed to own beneficially all of the shares of the Company's common stock that BPAM may be deemed to own beneficially. As sole member of BPAM GP, BPAM Holding Company may be deemed to own beneficially all of the shares of the Company's common stock that BPAM GP may be deemed to own beneficially. As principal shareholder and sole trustee of BPAM Holding Company, Mr. Heathwood may be deemed to own beneficially all of the shares of common stock that BPAM Holding Company may be deemed to own beneficially. Therefore, BPAM, BPAM GP, BPAM Holding Company and Mr. Heathwood may each be deemed to own beneficially 1,898,365 shares of the Company's common stock.

(6) Based on a Schedule 13 G dated February 3, 2003, filed with the SEC to reflect shares held at December 31, 2002, Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares of the Company described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(7) Based on a Schedule 13G dated February 13, 2003 filed with the SEC to reflect shares held at December 31, 2002, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,186,800 shares or 8.0% of the common stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 2,186,800 shares or 7.2% of the common stock outstanding. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the investment funds (the "Fidelity Funds") each has sole power to dispose of the 2,186,800 shares owned by the Fidelity Funds.

         Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds Boards of Trustees.

         Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(8) Based on a Schedule 13G dated February 12, 2003 filed with the SEC to reflect shares held at December 31, 2002, Neuberger Berman, LLC ("Neuberger") and Neuberger Berman Management Inc. ("Management") serve as sub-adviser and investment manager, respectively, of various mutual funds and are thus deemed beneficial owners of 1,613,574 shares of the Company's common stock, which shares they hold for their clients and in which shares they have no economic interest. Of the shares beneficially owned, both Neuberger and Management share dispositive power as to all 1,613,574 shares and share voting power as to 1,124,680 shares of the Company's common stock. Neuberger has sole voting power as to 700 shares. The remaining shares are for individual accounts over which Neuberger has shared power to dispose but not vote shares. As the parent holding company of Neuberger and Management, Neuberger Berman Inc. is also deemed beneficial owner of these shares.

(9) Based on a Schedule 13G dated February 14, 2003 filed with the SEC to reflect shares held at December 31, 2002, the shares of common stock shown in the table are owned of record by clients of Wellington Management Company, LLP, an investment advisor. Those clients have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. WMC has shared power to vote 1,848,900 of the shares and shared power to dispose of 2,154,100 shares of common stock.


                               EXECUTIVE OFFICERS

         The executive officers of the Company are appointed annually by the Board. Information regarding Terry E. Swift, President and Chief Executive Officer, is set forth above under "Election of Directors--Nominees." Set forth below is certain information, as of the date hereof, concerning the other executive officers of the Company.

         Joseph A. D'Amico, 54, was appointed Executive Vice President in August 2000 and was appointed Chief Operating Officer of the Company in February 2000. He was Senior Vice President of Exploration and Development of the Company from February 1998 to February 2000. He served as the Company's Vice President of Exploration and Development from 1993 to 1998, Director of Exploration and Development from 1992 to 1993 and Funds Manager from 1988, when he joined the Company, until 1992. Mr. D'Amico holds Bachelor of Science and Master of Science degrees in Petroleum Engineering and a Master's degree in Business Administration.

         Bruce H. Vincent, 55, was appointed Executive Vice President--Corporate Development and Secretary of the Company in August 2000. Previously he served as Senior Vice President--Funds Management since joining the Company in 1990. Mr. Vincent holds a degree in Business Administration and a Master's degree in Finance.

         Alton   D.   Heckaman,    Jr.,   46,   was   appointed    Senior   Vice
President--Finance and Chief Financial Officer in August 2000. He had previously served as Vice President and Controller from May 1993 to

August 2000 and Assistant Vice President--Finance from March 1986 to May 1993. Mr. Heckaman joined the Company in 1982. He is a Certified Public Accountant and holds a degree in Accounting.

         James M. Kitterman, 58, was appointed Senior Vice President--Operations in May 1993. He had previously served as Vice President--Operations since joining the Company in 1983. Mr. Kitterman holds a degree in Petroleum Engineering and a Master's degree in Business Administration.

         James P. Mitchell, 48, was appointed Senior Vice President-Commercial Transactions and Land in February 2003. He previously served as Vice President-Land and Property Transactions from December 2001 to February 2003, Vice President-Land from 1996 to 2001 and Manager of Land from 1992 to 1996. He had previously served as Director of Land Acquisitions and Joint Venture Negotiations and Coordinator of Land Acquisitions, having joined the Company in 1987. Mr. Mitchell holds a degree in History and Business Law.

         Victor R. Moran, 47, was appointed Senior Vice President--Energy Marketing and Business Development in August 2000. From 1995 he served as Vice President--Natural Gas Marketing/Business Development. He had previously served as Director of Business Development since January 1992, when he joined the Company. Mr. Moran holds a degree in government, a Master's degree in Business Administration and a Juris Doctor degree.

         David W. Wesson, 44, was appointed Controller in January 2001. He previously served as Assistant Controller--Reporting from April 1999 to January 2001, Manager, Reporting/Budget from October 1995 to April 1999 and Manager, Corporate Accounting/Budget from February 1990. He joined the Company as Senior Accountant in 1988. Mr. Wesson is a Certified Public Accountant and holds a degree in Accounting.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (determined as of the end of 2002) for the fiscal years ended December 31, 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                                                                Compensation
                                                                               ---------------
                                              Annual Compensation
                                        ----------------------------------                                   All Other
                                                            Bonus(1)              Common                Annual Compensation ($)
      Name and                                       ---------------------        Stock           -------------------------------
      Principal                                                                 Underlying            Life
      Position(2)             Year     Salary ($)    Cash ($)    Stock ($)     Options/SARs(#)    Insurance($)(3)    401(k)($)(4)
----------------------------  ----     ----------    --------    ---------     ---------------    ---------------    ------------
Terry E. Swift                2002      $400,000     $120,000        $0            20,000              $24,870         $8,500
President and Chief           2001       392,068       96,600        $0            67,500               21,989          8,500
Executive Officer(5)          2000       338,256      117,058        $0            25,000               11,580          8,500

Joseph A. D'Amico             2002      $302,504      $45,800        $0            26,000              $23,036         $8,500
Executive Vice President      2001       302,504       35,300        $0            45,500               13,658          8,500
and Chief Operating Officer   2000       243,945       93,337        $0            37,000                6,400          8,500

Bruce H. Vincent              2002      $277,424      $57,700        $0            34,000              $33,099         $8,500
Executive Vice  President-    2001       277,424       56,200        $0            42,500               18,825          8,500
Corporate  Development and    2000       233,010       87,278        $0            21,000                9,027          8,500
Secretary

James M. Kitterman            2002      $245,165      $46,900        $0            23,000              $27,459         $8,500
Senior Vice President-        2001       245,165       24,500        $0            20,000               22,753          8,500
Operations                    2000       223,700       69,258        $0            22,000               11,401          8,500

Alton D. Heckaman, Jr.        2002      $214,711      $44,700        $0            26,000              $21,832         $8,500
Senior Vice President-        2001       214,711       42,200        $0            37,500               10,080          8,500
Finance and Chief Financial   2000       170,104       66,249        $0            42,000                4,901          8,500
Officer

-----------------------------------

(1) Bonus amounts reported for 2002, 2001 and 2000 include bonuses earned during those years, but actually paid in the following year.

(2) In accordance with the terms of A. Earl Swift's employment agreement, he is entitled to a non-competition payment each year for five years following his retirement as Chief Executive Officer of the Company in May 2001. Upon his retirement from his position as Chief Executive Officer, he began working half-time for the Company. His salary in 2002 was $312,000 and he also received the second of his non-competition payments in the amount of $406,842, along with a final contractual payment for accrued vacation of $537,698. Additionally, he received a cash bonus of $75,000 and 25,000 stock options. The Company also paid $126,772 in insurance premiums for his benefit and contributed $8,500 to his 401(k) in 2002.

(3) Represents insurance premiums paid by the Company during the covered fiscal year with respect to life insurance for the benefit of the named executive officer.

(4) Contributions by the Company to the Swift Energy Company Employee Savings Plan (100% in Company common stock for 2002 and 2001 and one-half in cash and one-half in Company common stock for 2000) for the account of the named executive officer.

(5)      Terry E. Swift was appointed Chief Executive Officer,  effective May 8,
         2001.


Employment Contracts

         A. Earl Swift's employment agreement was amended and restated in November 2000. Effective May 8, 2001, Mr. Swift stepped down as Chief Executive Officer and effective June 30, 2001 began working on a half-time basis. He may continue on a half-time basis for five years (up to 46 weeks per year as the Board may specify) on specific matters designated by the Board. During this five year period, Mr. Swift's compensation is one-half (i.e. $300,000) his annual base compensation at the time of transition from a full-time to half-time schedule, with a 4% per annum inflation adjustment, plus any bonus provided by the Board. These amounts are also payable in one lump sum, discounted to present value, upon Mr. Swift's death or disability, which also triggers 100% vesting of all unexercised options, plus continuation of insurance for his spouse and minor children for a year. In the event of a change of control, Mr. Swift is to be paid a lump sum equal to the discounted present value of amounts payable during the remainder of the contract, plus a one year continuation of medical and dental coverage, and a tax gross-up if such payments are deemed to be subject to "parachute payment" excise taxes. Mr. Swift's contract also provides for a payment of approximately $407,000 per year to Mr. Swift or his estate during each of the last five years of the agreement in consideration of Mr. Swift's agreement not to compete with the Company while he is receiving payments from the Company. The first two of these payments were made in 2002 and 2001. Upon termination of Mr. Swift's employment during its term, other than for cause, Mr. Swift is entitled to receive continuation of his salary for a period of one year plus 4 weeks' salary for every year of service to the Company if he is then being employed and paid on a half-time basis, provided that salary payments are not to be made for more than five years after he begins his part-time status. Insurance coverage is to be continued while he is being paid, and all unexercised stock options held at such date are to become vested.

         Effective May 9, 2001, the Company entered into amended and restated employment agreements with Terry E. Swift, President and Chief Executive Officer, Bruce H. Vincent, Executive Vice President, Alton D. Heckaman, Senior Vice President and Chief Financial Officer, James M. Kitterman, Senior Vice President, and Joseph A. D'Amico, Executive Vice President and on the same date entered into a new employment agreement with Victor Moran, Senior Vice President. All of the agreements provide for an initial three-year term, which is automatically extended for one year on each anniversary of the agreement (such period, as so extended at any time, the "Contract Term"). These agreements provide for payment of certain amounts and continuation of medical benefits for one-half of the remainder of the Contract Term upon termination of employment other than for cause. The payment shall be equal to the executive's base salary in effect immediately prior to the termination date, plus one week's salary for every year of service to the Company, plus in the case of Messrs. Swift, Kitterman and Heckaman, certain amounts compounded at a rate of 8% per annum, representing amounts in lieu of Company contributions to a 401-K plan for those periods of employment prior to adoption of such a plan by the Company. The agreements also provide for the continuation of medical benefits for one-half of the remainder of the Contract Term upon termination of employment other than for cause. The agreements can be terminated by the Company other than for cause only by a majority of the continuing directors who have been directors for two years or nominated for election by a majority of continuing directors. Upon employment termination in connection with or following a change of control, the executives are entitled to receive their salary that would have been paid for the remainder of the Contract Term, plus two weeks' salary for every year of service to the Company, plus in the case of Messrs. Swift, Kitterman and Heckaman, certain amounts compounded at a rate of 8% per annum, representing amounts in lieu of Company contributions to a 401-K plan for those periods of employment prior to adoption of such a plan by the Company, and continuation of medical and dental insurance and universal life coverages for certain periods. Immediately prior to termination of employment, outstanding unexercised stock options vest or are deemed to have vested, and the executives retain such options with no change to their terms, except as to Mr. Moran, for whom the only outstanding options that vest are those granted after the date of his employment agreement.

Stock Option Grants

         During 2002, the following stock options were granted to the named executive officers under the Company's stock compensation plans.

                              Option Grants in 2002

                                                                                                             Grant Date
                                           Individual Grants                                                   Value
--------------------------------------------------------------------------------------------------------  ----------------
                                                  % of Total
                                Number of       Options Granted      Exercise or                             Grant Date
                                 Options        to Employees in       Base Price                            Present Value
     Name                       Granted(1)        Fiscal Year          ($/Sh)         Expiration Date         ($)(2)
---------------------------  --------------  --------------------  ----------------  -------------------  ----------------
Terry E. Swift                     20,000             3.46%             $16.96            02/04/12             $251,760

Joseph A. D'Amico                   2,560             0.44%             $20.50            02/06/05             $ 25,413
                                   16,000             2.77%             $16.96            02/04/12             $201,408
                                   10,000             1.73%             $ 8.30            11/11/12             $ 71,930

Bruce H. Vincent                   14,000             2.42%             $16.96            02/04/12             $176,232
                                   20,000             3.46%             $ 8.30            11/11/12             $143,860

James M. Kitterman                 13,000             2.25%             $16.96            02/04/12             $163,644
                                   10,000             1.73%             $ 8.30            11/11/12             $ 71,930

Alton D. Heckaman, Jr.             11,000             1.90%             $16.96            02/04/12             $138,468
                                   15,000             2.59%             $ 8.30            11/11/12             $107,895

------------------------------


(1) A. Earl Swift, Chairman of the Board, received 25,000 options, representing 4.3% of total options granted to employees in 2002, with an exercise price of $16.96, an expiration date of February 4, 2012, and a grant date present value of $314,700.

(2) Estimated present values are based on the Black-Scholes Model, a mathematical formula used to value exchange-traded options. The stock options granted by the Company are long term, non-transferable and subject to vesting restrictions, while exchange-traded options are short term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model considers a number of factors, including the expected volatility of the stock, interest rates, and the estimated time period until exercise of the option. In calculating the grant date present values set forth in the table, the following ranges of assumptions were used: daily volatility for common stock of 61.36% to 86.65%, risk-free rate of return of 4.75% and actual number of years from grant date to expiration date. In each case, the risk-free rate was based on a 10 year government bond as of the grant date and no dividend yield. No adjustments were made for non-transferability or risk of forfeiture. The ultimate value of the option will depend on the future market price of the Company's common stock, which cannot be forecast with reasonable accuracy.


Option Values

         The following table contains information concerning the number of shares acquired and value realized from the exercise of options during 2002 and the number of unexercised options held by the named executive officers at December 31, 2002.

                 Aggregate Option Exercises in Last Fiscal Year
                                       And
                          Fiscal Year End Option Values

                                                               Number of Shares of
                                                             Common Stock Underlying              Value of Unexercised
                                                               Unexercised Options                In-The-Money Options
                                                                 at Year End 2002                  at Year End 2002(1)
                                                         --------------------------------- -----------------------------------
                              Shares
                             Acquired
                                On          Value(2)
          Name               Exercise       Realized      Exercisable     Unexercisable      Exercisable     Unexercisable
-------------------------- ------------- --------------- --------------- ----------------- ---------------- ------------------
Terry E. Swift                        -        $0            132,666             95,980            $85,665         $  9,052

Joseph A. D'Amico                 8,921     $96,763           71,097             92,160            $45,356          $19,675

Bruce H. Vincent                      -        $0            117,678             83,820            $96,181          $31,220

James M. Kitterman                    -        $0            105,906             55,420            $96,235          $17,520

Alton D. Heckaman, Jr.                -        $0             61,925             85,160            $31,893          $26,178



(1) Options are "in-the-money" if the market price of a share of common stock exceeds the exercise price of the option. The value of unexercised in-the-money options equals the closing price of Swift common stock at December 31, 2002 $9.67 less the exercise price.

(2) Value Realized represents the difference between the exercise price of the options and the NYSE closing price on the exercise date for Swift common stock received upon exercise.

Compensation Committee Interlocks and Insider Participation

         During 2002, the Compensation Committee of the Company consisted of Messrs. Smith, Montgomery and Withrow and, from August 2002, Mr. Galvin, who are all independent directors. To the Company's knowledge, there are no inter-relationships involving members of the Compensation Committee or other directors of the Company requiring disclosure in this section of the proxy statement.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

         The Board first established its Compensation Committee in 1982. The Compensation Committee has always been composed solely of nonemployee directors, and has set executive compensation since that time. Since 1987 when the Compensation Committee undertook an evaluation of the Company's policies, compensation has been based upon Company performance.

         Philosophically, the Compensation Committee and the Company's Chief Executive Officer believed it to be beneficial to the Company in its early years to keep executive compensation in the low to middle ranges in comparison to levels paid by comparable entities, particularly in comparison to many companies in the oil and gas industry. Since 1987, the bonus compensation of the Company's Chief Executive Officer has been based almost solely upon the Company's performance, as described below.

         Since late 1989, the bonus formula for the Chief Executive Officer has been based upon earnings per share and growth in oil and gas reserves, as described in detail below. Since 1995, the criteria also have reflected the importance of cash flow to an oil and gas company and the Company's increased emphasis on exploration and drilling activities to achieve growth in probable reserves, in addition to acquisition of producing properties, given the Compensation Committee's belief that successful drilling activities are based upon a high level of drilling prospects. Accordingly, the bonus formula in the 2001 Omnibus Stock Compensation Plan (the "2001 Plan"), the plan which was adopted by the Shareholders at the 2001 Annual Meeting and was in effect with respect to compensation in 2001, provides for bonuses based upon year-to-year increases in earnings per share, cash flow per share, proved reserves and probable reserves and an assessment of the individual's contribution over the course of the year.

Compensation Criteria and Performance Measurement

         The Company's executive compensation consists of three components: base salary, annual incentive bonuses, and long term stock-based incentives.

         Base Salary for a particular year is based upon (i) the executive's scope of responsibility, (ii) an evaluation of each executive's individual performance during the year, (iii) an attempt to keep executive salaries within the range paid by comparably sized oil and gas exploration and production companies, based in part upon annual surveys provided by outside consultants on independent oil and gas companies with similar market capitalizations (the "Compensation Surveys"), and (iv) an evaluation of the Company's performance during the preceding year, including the Company's earnings, reserve growth and cash flow. Individual performance evaluation is based upon each executive's review of his own performance throughout the year and upon a performance review and compensation recommendation by the Company's Chief Executive Officer, which is then reviewed and acted upon by the Compensation Committee.

         The Compensation Surveys include companies in common with the Dow Jones Oil, Secondary Index (the "Index") used in the "Five Year Shareholder Return Comparison" set forth herein. The Compensation Surveys are used by the Company for purposes of executive compensation comparison because they constitute a broader group than the group of companies included in the Index, and because the Compensation Surveys are comprised of companies somewhat closer in size and line of business to the Company than some of the companies included in the Index. The Index was selected in accordance with SEC rules solely for shareholder return comparison purposes because it is a published industry index.

         Annual Incentive Bonuses for a particular year are awarded after the end of that year, based on both individual and Company performance during that year. Under the 2001 Plan, bonuses are awarded in the form of Performance Bonus Awards, which may be in cash, in shares of the Company's common stock or a combination thereof, as determined by the Compensation Committee. The amount of an executive officer's Performance Bonus Award for a particular year is determined utilizing the following factors: (i) the increase in earnings per share during that year and the increase in the cash flow per share during that year (measures of short-term performance); (ii) the increase in the volume of the Company's proved and probable oil and gas reserves during that year (measures of long-term performance); (iii) individual performance of that executive officer in contributing to either the Company's overall achievement of its strategic objectives, or the achievement of the objectives of the executive's department or group within the Company; and (iv) the Compensation Committee's determination of the extent to which the executive officer's individual performance merits a bonus. Historically, the Compensation Committee has elected to have a portion of the bonus consist of Company stock.

         In determining Performance Bonus Awards for 2002 (determined and paid in February 2003), the Committee considered all of the above factors in determining bonuses awarded. The Compensation Committee also took into account individual performance ratings reflecting individual contribution and contribution to group effectiveness.

         Long-Term Stock-Based Incentives are provided through grants of incentive stock options, usually on an annual basis, to executives and others under the 2001 Plan. This component is intended to retain and motivate executives to improve long-term shareholder value. Stock options are granted at the prevailing market price. Grants have always vested in equal amounts over five years.

         The Compensation Committee determines a total number of options to be granted in any year based on the total number of outstanding unexercised options, so as to avoid excessive dilution of the shareholders' value in the Company through option exercises. Out of the number so determined, options are granted to executive officers in varying amounts, roughly related to their levels of executive responsibility. Outstanding performance by an executive officer may be recognized through a larger than normal option grant.

         The Company believes that its compensation policy described above provides an excellent link between the value created for shareholders and the compensation paid to executive officers.

Compensation of Chief Executive Officer

         Base Salary. The Chief Executive Officer's base salary in 2002 was $400,000, compared to his base salary of $392,086 in 2001 for his service as President of the Company until May 8, 2001 and his service as President and Chief Executive Officer thereafter. The Compensation Committee's determination was based on the factors described above under "Compensation Criteria and Performance Measurement--Base Salary."

         Bonus. In determining the Chief Executive Officer's bonus, the Compensation Committee has typically given more weight to factors based upon the Company's performance than to its evaluation of his general contribution, since the Compensation Committee does not observe and supervise such performance on a day-to-day basis. Terry E. Swift received a bonus of $120,000 in cash for his service as Chief Executive Officer, compared to his cash bonus of $96,600 in 2001 for his service as President of the Company until May 8, 2001 and his service as President and Chief Executive Officer thereafter.

         Stock Options. In 2002 the Company granted the Chief Executive Officer 20,000 options to purchase shares of the Company's common stock, on the basis explained above under "Compensation Criteria and Performance Measurement--Long-Term Stock-Based Incentives."

         Section 162(m) of the Internal Revenue Code. The Compensation Committee does not propose to adopt any particular policy with respect to Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits deductions for compensation paid to any employee in excess of $1 million per year. The Company believes that any loss of deduction for compensation exceeding Section 162(m)'s limitations is outweighed by the flexibility it gains in not meeting the requirements of this section.

                                            COMPENSATION COMMITTEE

                                            Clyde W. Smith, Jr., Chairman
                                            Raymond E. Galvin
                                            Henry C. Montgomery
                                            Harold J. Withrow

                     FIVE YEAR SHAREHOLDER RETURN COMPARISON

         The graph below compares the cumulative total return on the Company's common stock to that of (i) the Standard & Poor's 500 Stock Index and (ii) the Dow Jones Oil, Secondary Index, with "Cumulative total return" equaling (i) the change in share price during the measurement period plus cumulative dividends (of which, in accordance with its dividend policy, the Company has paid none) for the measurement period (assuming dividend reinvestment), divided by (ii) the share price at the beginning of the measurement period.





                                    [GRAPH]





* $100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

                                                               Cumulative Total Return
                                          -------------------------------------------------------------
                                              12/97      12/98     12/99     12/00     12/01     12/02


Swift Energy Company                         100.00      35.01     54.60    178.64     95.91     45.91
S & P 500                                    100.00     128.58    155.64    141.46    124.65     97.10
Dow Jones Oil Companies, Secondary           100.00      68.61     79.18    126.46    116.10    118.62

                             AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2002. The Audit Committee also discussed with the Company's independent auditors, Ernst & Young, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young and carefully considered the independence of Ernst & Young and its other qualifications as the Company's independent auditors. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the SEC for the year ended December 31, 2002.

         No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

                                            AUDIT COMMITTEE

                                            Henry C. Montgomery, Chairman
                                            G. Robert Evans Clyde W.
                                            Smith, Jr.


                         CONSIDERATION OF AUDITORS' FEES

Audit Fees

         Audit fees billed or expected to be billed to the Company by Ernst & Young LLP for its audit of the Company's annual financial statements for the year ended December 31, 2002 and for its review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the SEC for 2002 totaled $385,679.

Financial Information Systems Design and Implementation Fees

         The Company did not engage Ernst & Young to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

All Other Fees

         Fees billed to the Company by Ernst & Young during the Company's 2002 fiscal year for all other services rendered to the Company, including tax related services, totaled $127,205.

         In connection with the standards for independence of the Company's independent public accountants promulgated by the SEC, the Audit Committee has reviewed and is satisfied that the additional services did not affect the independence of Ernst & Young.

                                    AUDITORS

         Ernst & Young, certified public accountants, began serving as the Company's independent auditors in 2002. A representative from Ernst & Young will be present at this year's Meeting. Such representative will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Pursuant to various rules promulgated by the SEC, a shareholder that seeks to include a proposal in the Company's proxy statement and form of proxy card for the meeting of the shareholders of the Company to be held in 2004 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to Bruce H. Vincent, Secretary, 16825 Northchase Drive, Houston, Texas 77060 no later than December 11, 2003. Further, a shareholder may not submit a matter for consideration at the 2003 Meeting, regardless of whether presented for inclusion in the Company's proxy statement and form of proxy card, unless the shareholder shall have timely complied with the requirements in the Company's Bylaws which set a notice deadline after which a shareholder will not be permitted to present a proposal at the Company's shareholder meetings. The Bylaws state that in order for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. A notice given pursuant to this advance notice Bylaw will not be timely with respect to the Company's 2004 meeting unless duly given by no later than March 14, 2004 and no earlier than February 13, 2004.

         With respect to business to be brought before the 2003 Meeting, the Company has not received any notices from shareholders that the Company is required to include in this proxy statement.

                           FORWARD LOOKING STATEMENTS

         The statements contained in this proxy statement that are not historical are "forward-looking statements," as that term is defined in Section 21E of the Exchange Act that involve a number of risks and uncertainties. Forward-looking statements use forward-looking terms such as "believe," "expect," "may," "intend," "will," "project," "budget," "should" or "anticipate" or other similar words. These statements discuss "forward-looking" information such as future net revenues from production and estimates of oil and gas reserves.

         These forward-looking statements are based on assumptions that the Company believes are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:

         o fluctuations of the prices received or demand for oil and natural gas over time;
         o        geopolitical conditions or hostilities;
         o        uncertainty of reserve estimates;
         o        operating hazards;
         o        unexpected substantial variances in capital requirements;
         o        environmental matters; and
         o        general economic conditions.

         Other factors that could cause actual results to differ materially from those anticipated are discussed in the Company's Annual Report to Shareholders for the year ended December 31, 2002. The

Company will not update these forward-looking statements unless the securities laws require the Company to do so.

                                     GENERAL

         The information contained in this proxy statement in the sections entitled "Election of Directors," "Compensation Committee Report on Executive Compensation," "Comparative Total Returns" and "Audit Committee Report" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

                                            By Order of the Board of Directors



                                            BRUCE H. VINCENT
                                            Secretary

Houston, Texas
April 2, 2003

                       ANNUAL MEETING OF SHAREHOLDERS OF

                              SWIFT ENERGY COMPANY

                                  May 13, 2003






                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.




                   Please detach and mail in the envelope provided.



--------------------------------------------------------------------------------

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS
                              AND "FOR" PROPOSAL 2.
         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
           PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

--------------------------------------------------------------------------------

                                                                                                     FOR  AGAINST  ABSTAIN
PROPOSAL 1:  FOR the election of all nominees for           PROPOSAL 2: To amend the Company's 2001  [ ]    [ ]      [ ]
              directors listed (except as marked to            Omnibus Stock Compensation Plan to
              the contrary);                                   increase the number of shares subject
                                                               to the plan by 500,000 shares from
                             NOMINEES                          1.5 million shares to 2.0 million
 [ ]  FOR ALL NOMINEES       0 Terry E. Swift                  shares.
                             O Raymond E. Galvin
                             O Clyde W Smith, Jr.           PROPOSAL 3: In their discretion, the
                                                               Proxies are authorized to vote upon
[ ]   WITHHOLD AUTHORITY                                       such other matters as may properly
      FOR ALL NOMINEES                                         come before the Meeting, hereby revoking
                                                               any proxy or proxies heretofore given by
                                                               the undersigned.
[ ]   FOR ALL EXCEPT
      (See instructions below)                              The Board of Directors recommends a vote for all nominees
                                                            named in Proposal 1, and for Proposal 2. This proxy will
                                                            be voted in accordance with the specifications made hereon.
INSTRUCTION: To withhold authority to vote for              If NO specification is made, the shares will be voted
             any individual nominee(s), mark                for all nominees and in favor of Proposal 2.
             "FOR ALL EXCEPT" and fill in the
             circle next to each nominee you
             wish to withhold, as shown here:
                                                            The undersigned hereby acknowledges receipt of the Notice
                                                            of 2003 Annual Meeting of Shareholders and Proxy Statement
                                                            and the 2002 Annual Report to Shareholders furnished herewith.
------------------------------------------------------------
                                                            PLEASE SIGN AND RETURN IN THE ENCLOSED STAMPED, PRE-ADDRESSED
                                                            ENVELOPE.
------------------------------------------------------------



To change  the  address  on your  account,  please
check  the box at right and of  indicate  your new
address in the address  space  above.  Please note     [ ]
that changes to the registered name(s) on the account may not be submitted via this method.

--------------------------------------------------------------------------------

Signature of  Shareholder                   Date:        Signature Shareholder                 Date:
                         -------------------     --------                      ----------------     -----------

Note: This proxy must be signed exactly as the name appears hereon, when shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Attorneys - should submit powers of attorney. If the signer is a corporation, please sign full corporate name by duty authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                              SWIFT ENERGY COMPANY
               The Board of Directors Solicits This Proxy for the
            Annual Meeting of Shareholders to be held on May 13, 2003


       The undersigned hereby constitutes and appoints A. Earl Swift, Virgil N. Swift or Harold H. Withrow, or any of them, with full power of substitution and revocation of each, the true and lawful attorneys and proxies of the undersigned at the Annual Meeting of Shareholders (the "Meeting") of SWIFT ENERGY COMPANY (the "Company") to be held on May 13, 2003 at 4:00 p.m. Houston time, in the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, or any adjournments thereof, and to vote the shares of common stock of the Company standing in the name of the undersigned on the books of the Company (or which the undersigned may be entitled to vote) on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting.

                  (Continued and to be SIGNED on REVERSE side)